Exhibit 10.9

BIG LOTS 2012 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNITS AWARD AGREEMENT

Participant:	_______________________	Performance Share Units [1]:	_______________________

Grant Date:	_______________________	Expiration Date:	_______________________

In accordance with the terms of the Big Lots 2012 Long-Term Incentive Plan, as may be amended (“Plan”), this Performance Share Units Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Participant, and the Company in connection with the Company's grant of the Performance Share Units (“PSUs”) to you. The PSUs are subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Description of the Performance Share Units

This Agreement describes the PSUs you have been granted and the conditions that must be met before the PSUs vest and you become entitled to receive the underlying Shares. If the PSUs vest and you comply with the terms of this Agreement and the Plan, you will receive the underlying Shares in accordance with this Agreement and the Plan. However, you will forfeit any rights to the PSUs and the underlying Shares (i.e., the Shares will not be transferred to you) to the extent the PSUs do not vest or you do not comply with the terms of this Agreement and the Plan. No portion of the PSUs that has not vested or been settled nor any underlying Shares that have not been transferred to you may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the Performance Share Units

If, on or after the first anniversary of the Grant Date but before the earlier of the Expiration Date or your Termination of Employment or Service, the Fair Market Value2 for the Shares on each trading day3 during any consecutive twenty (20) trading days (“Measured Period Trading Price”) equals or exceeds the Share price performance goal below (each, a “Share Price Performance Goal”), then the corresponding PSUs will be deemed vested at 8:00 a.m. Eastern Time on the first trading day following the applicable twenty (20) trading day period and the associated underlying Shares will be transferred to you without restriction:

Share Price Performance Goals	Number of PSUs Vesting if the Measured Period Trading Price equals or exceeds the corresponding Share Price Performance Goal

$[_______]	[_______]
("First Share Price Performance Goal")	("First PSU Tranche")

$[_______]	[_______]
("Second Share Price Performance Goal")	("Second PSU Tranche")

$[_______]	[_______]
("Third Share Price Performance Goal")	("Third PSU Tranche")

1 Denotes the number of Shares underlying this Award of PSUs.
2 The Fair Market Value for the Shares shall be equal to the average of the reported opening and closing prices of a Share on the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, such other national securities exchange or market that then regulates the Shares.
3 As determined by the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, such other national securities exchange or market that then regulates the Shares.

For purposes of clarity and for the avoidance of doubt, in the event that the First Share Price Performance Goal is achieved prior to the expiration or forfeiture of the PSUs, the First PSU Tranche shall vest, in the event the Second Share Price Performance Goal is achieved prior to the expiration or forfeiture of the PSUs, the Second PSU Tranche (and to the extent previously unvested, the First PSU Tranche) shall vest, and in the event the Third Share Price Performance Goal is achieved prior to the expiration or forfeiture of the PSUs, the Third PSU Tranche (and to the extent previously unvested, the First PSU Tranche and the Second PSU Tranche) shall vest.

Subject to the terms of the Plan, any PSUs that have not vested upon the earlier of the Expiration Date or your Termination of Employment or Service will immediately expire and all of your rights in any such unvested PSUs will be forfeited.

Rights in the Performance Share Units

Subject to the Company's insider trading policies and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested PSUs, you shall be free to deal with and dispose of such underlying Shares, and you may request the Company's transfer agent to issue a certificate for such Shares in your name and free of any restrictions. You have no rights in the Shares underlying unvested PSUs. The Shares underlying the PSUs will not be issued before the PSUs vest, you may not vote the Shares underlying unvested PSUs, and you shall not have any Dividend-Equivalent Rights in the Shares underlying unvested PSUs.

Tax Treatment of the Performance Share Units

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Performance Share Units.

This brief discussion of the U.S. federal tax rules that affect your PSUs is provided as general information (not as personal tax advice) and is based on the Company's understanding of U.S. federal tax laws and regulations in effect as of the Grant Date.

You are not required to pay income taxes on your PSUs on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent the underlying Shares are delivered to you. The amount of ordinary income you will recognize is the value of the PSUs when vested. Also, the Company is required to withhold taxes on this same amount.

You may elect to allow the Company to withhold, upon settlement of the PSUs, from the Shares to be issued pursuant to your vested PSUs a number of Shares that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company's tax withholding obligation. If you are at the Grant Date, or subsequently become, subject to the Company's trading windows, you may only make this election during an open trading window. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company. All such elections by you shall be irrevocable, made by you in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. If you have not made an election to satisfy the withholding requirement by paying the taxes in cash or making the withholding election permitted by this paragraph, you shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax (but no more than such minimum) that could be imposed on the transaction.

Any appreciation of Shares you receive from vested PSUs may be eligible to be taxed at capital gains rates when you sell the Shares. If PSUs do not vest, they will expire and no taxes will be due.

This Award is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Refer to Section 24.13 of the Plan for more information on compliance with Code Section 409A, including the applicability of a six (6) month delay on the settlement of the PSUs for “specified employees,” within the meaning of Code Section 409A.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity.

Acceptance

You hereby accept this Award and acknowledge receipt of a copy of the Plan, as in effect on the Grant Date. By accepting the Award, you agree to all of the terms and conditions of the Plan and this Agreement, and you agree to accept as binding, conclusive and final all determinations, decisions and interpretations of the Committee upon any issues arising under the Plan and/or this Agreement. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company's insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company's securities.

Accepted as of _______________________, 20___	BIG LOTS, INC.
"Participant,"

_____________________________________	By: ______________________

3